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EXHIBIT 23-CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24265) pertaining to the First Commercial Corporation 401(k) Plan of our report dated June 23, 2000, with respect to the financial statements of the First Commercial Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1999.



/s/ Ernst & Young

Birmingham, Alabama
June 23, 2000